EXHIBIT 10.51

ARTHROCARE CORPORATION

7500 Rialto Boulevard

Building Two, Suite 100

Austin, Texas 78735

August 14, 2009

OEP AC Holdings, LLC

320 Park Avenue, 18th Floor

New York, New York 10022

Re:  Disclosure Letter

Ladies and Gentlemen:

Reference is made to the Securities Purchase Agreement (the “Agreement”), entered into as of August 14, 2009, by and between ArthroCare Corporation, a Delaware corporation (the “Company”), and OEP AC Holdings, LLC, a Delaware limited liability company. This letter (the “Disclosure Letter”) is being provided pursuant to Section 2 of the Agreement and the information and disclosures contained herein are intended only to qualify and limit the representations and warranties contained in the Agreement. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Agreement.

The headings and descriptions used herein are for convenience of reference only and are not intended to and do not alter or amend the meaning of any provision of the Agreement. Furthermore, disclosure of any item in this Disclosure Letter by reference to any particular Section or Subsection of the Agreement shall be deemed to constitute disclosure with respect to any other Section or Subsection of the Agreement if the relevance of such disclosure to such other Section or Subsection is readily apparent from such disclosure or the context in which such disclosure is made. This Disclosure Letter may include items or information which the Company is not required to disclose under the Agreement. Disclosure of such items or information does not necessarily mean that other matters of a similar nature are required to be disclosed, but such disclosure shall not affect the scope of the disclosure obligation under the Agreement. No disclosure in this Disclosure Letter relating to any possible breach or violation of any agreement, law or regulation shall be construed as an admission that any such breach or violation exists or has actually occurred.

This Disclosure Letter is qualified in its entirety by reference to the specific provisions of the Agreement.

Sincerely,

ARTHROCARE CORPORATION

Section 2.5

Litigation

Patent Litigation:

On November 14, 2007, the Company brought a lawsuit against Gyrus Medical Inc., Gyrus ENT L.L.C. and Gyrus ACMI Inc., Case No. 1:07-CV-00729-SLR in the United States District Court for the District of Delaware, in which the Company seeks monetary damages and equitable relief for claims of patent infringement relating to U.S. Patent No. 5,697,882 (the “’882 Patent). In the lawsuit, the Company alleges that the use of Gyrus’s “PlasmaCision” and “PlasmaKinetic” products and systems infringes the ’882 Patent. Gyrus seeks invalidation of the Company’s patent based on alleged inequitable conduct and alleged prior art. This litigation is currently pending and the case has been set for trial beginning on November 2, 2009.

On May 5, 2008, Gyrus Medical Ltd. and Gyrus Group PLC commenced an arbitration proceeding against the Company. In its arbitration notice, Gyrus alleged that, under the Settlement Agreement dated June 28, 1999 among the Company, Gyrus Medical Ltd., and Ethicon, Inc. and certain Ethicon affiliates (collectively, “Ethicon”), the Company had made “material changes” to certain of its arthroscopy products — the Super TurboVac 90, the UltraVac, the Super MultiVac 50, the TurboVac 90XL and the MultiVac XL — and that those products infringed two Gyrus patents. Shortly thereafter, on June 12, 2008, Ethicon and DePuy Mitek, Inc. joined the arbitration (Gyrus, Ethicon and DePuy Mitek collectively, the “Claimants”). The Company filed a counterclaim in the arbitration for breach of the Settlement Agreement, alleging that Ethicon had not paid certain royalties when due under the Settlement Agreement.

On June 10, 2009, the arbitration panel issued its interim decision and award. The panel ruled in favor of the Claimants on all issues, including the patent infringement and breach of contract claims, and against the Company on its breach of contract counterclaim. The panel awarded the Claimants (i) $11.7 million for royalties on the patents due from April 2001 through February 2009, including pre-judgment interest of 10% through July 15, 2009; (ii) a 6.5% royalty for all sales of the infringing products starting from March 1, 2009; and (iii) reasonable attorneys’ fees and costs, including the costs of the arbitration. The interim decision is attached as Exhibit B to the Petition referenced below and attached hereto.

Gyrus and Ethicon submitted a fee request to the Company in the amount of $4.5 million. The Company objected to the amount of this request and the parties informed the panel that they have failed to reach agreement on an attorneys fees amount and the panel has requested that both sides submit additional information to the Panel so that it can issue a ruling on this dispute.

The Company has since filed a Petition to vacate or modify the Arbitration Award and to stay the award. This petition was filed in the U.S. District Court for the Northern District of California. The petition is attached hereto.

Securities Litigation – Class Action and Derivative Suits:

On April 4, 2008, a securities fraud class action lawsuit was filed in Federal court in the Southern District of Florida against the Company and certain of its former executive officers alleging improper revenue recognition practices by the Company and the improper reporting of such revenue in Commission filings and press releases (McIlvaine v. ArthroCare).

On July 25, 2008, a securities fraud class action lawsuit was filed in Federal court in the Western District of Texas against the Company, a former director and certain of its current and former executive officers alleging improper revenue recognition practices by the Company and the improper reporting of such revenue in Commission filings and press releases (Strong v. ArthroCare).

On August 7, 2008, a derivative action was filed in Federal court in the Southern District of Florida against the Company and its then directors alleging breach of fiduciary duty based on the Company’s improper revenue recognition and its improper reporting of such revenue in Commission filings and press releases (Weil v. Baker).

On October 20, 2008, a derivative action was filed in Texas State District Court against the Company, its then directors and certain of its current and former executive officers alleging breach of fiduciary duty and unjust enrichment based on the Company’s improper revenue recognition and its improper reporting of such revenue in Commission filings and press releases (Bocklet v. Baker). A stay has been granted in this action until October 1, 2009.

On March 4, 2009, a derivative action was filed in Federal court in the Western District of Texas against the Company’s current directors, a former director, certain of its current and former executive officers and other employees and PriceWaterhouseCoopers, LLP alleging (i) disgorgement under Section 304 of the Sarbanes-Oxley Act; (ii) violations of Section 10(b) of the Exchange Act; (iii) breach of fiduciary duty; (iv) abuse of control; (v) gross mismanagement of the Company; (vi) waste of corporate assets; and (vii) unjust enrichment (King v. Baker). A joint motion to consolidate and motion to stay was filed on July 2, 2009.

On April 29, 2009, a derivative action was filed in Federal court in the Southern District of Florida against the Company’s current directors and a former director alleging breach of fiduciary duty based on the Company’s improper revenue recognition and its improper reporting of such revenue in Commission filings and press releases (Barron v. Baker).

As of the date hereof, the aforementioned cases have been consolidated into the following:

(i) In Re ArthroCare Corporation Securities Litigation, Case No. 1:08-cv-00574-SS (consolidated), U.S. District Court, Western District of Texas. In this action, Plaintiffs allege violations of Sections 10(b) and 20(a) of the Exchange Act and Rule 10b-5 promulgated thereunder in a putative securities class action on behalf of certain purchasers of Company stock. Plaintiffs allege that the Company and certain officers and directors violated federal securities laws by issuing false and misleading financial statements and making material misrepresentations regarding the Company’s internal controls, business, and financial results. Additionally, certain shareholders have alleged derivative claims on behalf of the Company that directors and officers of the Company breached their fiduciary duties to shareholders based on similar acts. The cases have been consolidated, and the Plaintiffs have been ordered to file an Amended Consolidated Complaint.

(ii) In Re ArthroCare Corporation Derivative Litigation, Case No. D-1-GN-08-3484 (consolidated), Travis County District Court. In this action, certain shareholders of the Company have alleged derivative claims on behalf of the Company that directors and officers of the Company breached their fiduciary duties to shareholders by failing to maintain adequate financial controls over revenue recognition, allowing improper financial reporting, disseminating false financial statements, and engaging in insider trading. The case has been stayed until October 1, 2009 based on the consolidated federal securities and derivative case.

Insurance-related Private Third-Party Claims:

The Company has been approached by The Allstate Corporation (“Allstate”) seeking a monetary settlement of potential claims resulting from the former reimbursement practices of the Company and certain of its subsidiaries relating to the settlements of personal injury accident cases obtained from automotive insurance providers. As of the date hereof, no settlement arrangement has been reached.

SEC Investigation:

On July 24, 2008, the Company received a letter from the U.S. Securities and Exchange Commission Division of Enforcement (“SEC”) stating that the SEC was conducting an informal inquiry into accounting matters related to ArthroCare Corporation arising out of the Company’s announced restatement of financial results. On February 9, 2009, the SEC issued a formal order of investigation.

DOJ Investigation:

The United States Department of Justice (“DOJ”) is investigating certain activities of the Company including its past sales, accounting, and billing procedures in relation to, primarily, the operation of the Company’s spine division. The DOJ is also reviewing the Company’s relationship with the Company’s subsidiary called DiscoCare, which was acquired in December of 2007, and its billing practices. The DOJ has requested the production of documents and other information in relation to this investigation.

[*]

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Section 2.7

Tax

The Company’s 2007 US Consolidated Form 1120 has been held by the Company and has not yet been filed pending resolution regarding the Company’s restatement of its financial results and its acquisition of DiscoCare, Inc. All anticipated tax liabilities have been remitted.

Section 2.8

Subsidiaries

•	ArthroCare Canada Limited – Canada (British Columbia)

•	ArthroCare Corporation Cayman Islands – Cayman Islands

•	ArthroCare Costa Rica S.R.L. – Costa Rica

•	ArthroCare Europe Aktiebolag – Sweden

•	ArthroCare France SARL – France

•	ArthroCare (Deutschland) AG – Germany

•	ArthroCare (Hong Kong) Limited – Hong Kong

•	ArthroCare Italy SRL – Italy

•	ArthroCare Luxembourg S.à r.l. – Luxembourg

•	ArthroCare Medical Corporation – Nevada

•	ArthroCare (Australasia) Pty Ltd – Australia (New South Wales)

•	ArthroCare Scandinavia ApS – Denmark

•	ArthroCare UK Limited – United Kingdom

•	Atlantech Medical Devices (UK) Limited – United Kingdom

•	Atlantech medizinische Produkte Vertriebs-GmbH – Austria

•	Device Reimbursement Services, Inc. – Nevada

•	DiscoCare, Inc. – Delaware

•	Medical Device Alliance Inc. – Nevada

•	OC Acquisition Sub, LLC – California

Section 2.15

Agreements

Section 2.15(a). On January 13, 2006, the Company entered into a five-year Revolving Credit Agreement with a syndicate of banks and Bank of America, N.A. acting as Administrative Agent. On December 18, 2007, the Company entered into the First Amendment to Credit Agreement, and on November 26, 2008, the Company entered into the Second Amendment and Consent to the Credit Agreement between the Company and the lenders to the Credit Agreement and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer. The current available and outstanding amount under the Agreement is $45,000,000. In addition, the Company has a Standby Letter of Credit valued at 750,000 Euros, also under the Credit Agreement. This Standby Letter of Credit relates to a VAT Guarantee associated with the establishment of the Company’s Belgium warehouse.

Section 2.15(b). None.

Section 2.22

Intellectual Property

Section 2.22(a). In an arbitration proceeding conducted in March of 2009 against Claimants Ethicon, Inc. and Gyrus Group PLC, the arbitration panel entered an Interim Decision and Award on June 10, 2009 finding that certain of the Company’s “Arbitration Products” infringe two patents held by Gyrus Group PLC and ordering the Company to pay $11,709,000 to Claimants in past damages, to pay Claimants reasonable costs and fees, and a 6.5% royalty on future sales of the “Arbitration Products.” The Company and Claimants have submitted briefs to the panel related to the appropriate amount of Costs and Fees claimed by Claimants. The Arbitration panel’s final award is pending. On July 15, 2009, the Company filed a Petition to Vacate the arbitration award in the United States District Court for the Northern District of California. The Motion to Vacate is pending. Please see attached 1999 Settlement Agreement, Arbitration Award and Motion to Vacate. Please also refer to Section 2.5 and the subsection thereof entitled “Patent Litigation.”

Section 2.22(b). The Company has entered into discussions with its joint partner for surgical fluid management (pump) systems, Medical Vision Research & Development AB (“Medical Vision”), concerning a previously signed Manufacturing, Development and Supply Agreement between the Company and Medical Vision, and each party’s desire to unwind such agreement and to assign ownership of potential intellectual property rights resulting from cooperation between the parties. Please see the Manufacturing, Supply and Distribution Agreement attached hereto for more information.

Section 2.22(c). In the Company’s enforcement proceedings involving the ’882 Patent in the US District Court in Delaware against Gyrus Group PLC, Gyrus has alleged that the ’882 Patent is invalid over certain prior art and unenforceable due to alleged inequitable conduct. Please also refer to Section 2.5 and the subsection thereof entitled “Patent Litigation.”

Section 2.22(e). The Company is currently enforcing the ’882 Patent in the US District Court in Delaware against Gyrus Group PLC related to certain Gyrus products sold for use in Ear, Nose and Throat and general surgical procedures. Please also refer to Section 2.5 and the subsection thereof entitled “Patent Litigation.”

Section 2.23

Insurance

(i) In Re ArthroCare Corporation Securities Litigation, Case No. 1:08-cv-00574-SS (consolidated), U.S. District Court, Western District of Texas. In this action, Plaintiffs allege violations of Sections 10(b) and 20(a) of the Exchange Act and Rule 10b-5 promulgated thereunder in a putative securities class action on behalf of certain purchasers of Company stock. Plaintiffs allege that the Company and certain officers and directors violated federal securities laws by issuing false and misleading financial statements and making material misrepresentations regarding the Company’s internal controls, business, and financial results. Additionally, certain shareholders have alleged derivative claims on behalf of the Company that directors and officers of the Company breached their fiduciary duties to shareholders based on similar acts. The cases have been consolidated, and the Plaintiffs have been ordered to file an Amended Consolidated Complaint.

(ii) In Re ArthroCare Corporation Derivative Litigation, Case No. D-1-GN-08-3484 (consolidated), Travis County District Court. In this action, certain shareholders of the Company have alleged derivative claims on behalf of the Company that directors and officers of the Company breached their fiduciary duties to shareholders by failing to maintain adequate financial controls over revenue recognition, allowing improper financial reporting, disseminating false financial statements, and engaging in insider trading. The case has been stayed until October 1, 2009 based on the consolidated federal securities and derivative case.